First Sentry Bancshares, Inc.

Dear Customers, Shareholders and Friends:

Please find enclosed the unaudited financial statements as of March 31, 2011 and for the first three months of 2011.

As you can see on the following page, total assets amounted to $488.5 million on March 31, 2011, which was roughly the same as March 31, 2010 when total assets amounted to $488.2 million.  This consistent asset level was largely a function of management strategy to reposition the balance sheet to add further strength and liquidity.

Total loans decreased to $353.5 million on March 31, 2011 from $363.7 million on March 31, 2010.  This decrease was primarily due to a few large loans paying off during this time frame combined with an overall softening of loan demand caused by the economy.

Over this same time frame, total deposits increased to $407.1 million from $401.4 million.  It is important to note that demand and savings accounts increased $16.6 million while time deposits decreased $10.9 million.  The combination of the decrease in time deposits and the $6.5 million decrease in Borrowings is a direct result of the aforementioned strategy to reposition the balance sheet.  In a time of record low interest rates and less than robust loan demand, management thought it was prudent to reduce the balances in Time Deposits and Borrowings as there were limited opportunities to adequately take advantage of that funding.

On March 31, 2011, total stockholders’ equity amounted to $29.9 million. This equates to a book value per share of $20.77 and represents a 3.3% increase from the March 31, 2010 book value per share of $20.11.  This increase in book value is after dividends had been paid to shareholders in the amount of $1.15 million over this twelve month time frame.  Total dividends paid by the Company since its first dividend payment back in December 2002 now exceed $5.3 million.

As it relates to the income statement, net interest income declined 3.6% in the first quarter 2011 versus first quarter 2010.  Despite this decline, your Bank was able to generate an 8.5% increase in net income and post a record quarterly net income of $943 thousand for the three months ended March 31, 2011.  This is largely a product of a decreased loan loss provision expense in 2011 that can be attributed to the aforementioned reduction in total loans and an improvement in asset quality.

We are encouraged with the first quarter results and continue to look forward with much excitement and energy.  It is challenging to navigate the Bank in a time of record low interest rates and economic uncertainty.  Recognizing this, our management and staff is as dedicated as ever to continue to position the Bank in a manner to absorb the appropriate risks while retaining the capability of posting record profitability levels.

We are always most appreciative of your support of First Sentry Bank.  Should you ever have any questions about Your Bank, please do not hesitate to call.

Sincerely,

/s/ Geoffrey S. Sheils	/s/ Robert H. Beymer
Geoffrey S. Sheils	Robert H. Beymer
President & CEO	Chairman of the Board

Balance Sheets March 31, 2011 and 2010
(DOLLARS IN THOUSANDS - except per share data)
	(unaudited)
	3/31/11	3/31/10
Cash and Fed Funds Sold	$28,658	$22,269

Investment Securities	93,926	89,096

Loans	353,534	363,731
Less: Allowance for Loan Losses	5,230	5,310
Net Loans	348,304	358,421

Bank Premises and Equipment	6,660	6,893
Intangible Assets	2,839	3,083
Other Assets	8,069	8,431

Total Assets	$488,456	$488,193

DEPOSITS
Demand	$54,793	$51,551
Savings	136,145	122,797
Time Deposits	216,158	227,077
Total Deposits	407,096	401,425

Borrowings	40,894	47,429
Other Liabilities	1,609	1,425

Total Liabilities	449,599	450,279

Trust Preferred Securities	9,000	9,000

Common Stock, $1 par value,
5,280,000 authorized,
1,437,651 issued and outstanding	1,438	1,438
Additional Paid-in Capital	15,294	15,294
Retained Earnings	13,314	11,838
Unrealized Gain (Loss) on Investments	(189)	344
Total Stockholders’ Equity	29,857	28,914

Total Liabilities & Stockholders’ Equity	$488,456	$488,193

Book Value per Share	$20.77	$20.11

First Sentry Bancshares, Inc. Statements of Income
For the Three Months Ended
March 31, 2011 and 2010
(DOLLARS IN THOUSANDS - except per share data)
	(unaudited)
	Through	Through
Interest Income	3/31/11	3/31/10
Loans, Including Fees	$4,811	$5,142
Investment Securities	686	812
Total Interest Income	5,497	5,954

Interest Expense	1,569	1,881

Net Interest Income	3,928	4,073

Non-Interest Income
Service Charges	314	338
Other Charges and Fees	19	22
Total Non-Interest Income	333	360

Loan Loss Provision Expense	329	703

Gross Operating Income	3,932	3,730

Non-Interest Expense
Salaries and Employee Benefits	1,107	1,088
Equipment and Occupancy	297	290
Data Processing	156	156
Professional Fees	200	125
Insurance	215	177
Taxes, Other	63	71
Other Expenses	496	502
Total Other Expense	2,534	2,409

Securities Losses	(23)	(18)

Income before Income Tax	1,375	1,303

Income Tax Expense	432	434

Net Income	$943	$869

Three Months’ Earnings per Share	$0.66	$0.60